FORM 10f-3	FUND:
PaineWebber Utility
Income Fund

Record of Securities
Purchased Under the
Fund's
Rule 10f-3 Procedures


1.	Issuer:
Calpine Corporation

2.	Date of Purchase:
10/28/99	3.  Date
offering commenced:
10/27/99

4.	Underwriters from
whom purchased:
First Boston

5.	"Affiliated
Underwriter" managing
or
participating in
syndicate:


PaineWebber

6.	Aggregate
principal amount of
shares
purchase:    5,000

7.	Aggregate
principal amount of
offering:
7.2 million

8.	Purchase price
(net of fees and
expenses):      46.3125


9.	Secondary
offering price:
46.3125

10.	Commission,
spread or profit:
	%	$ 1.00

11.	Have the
following conditions
been satisfied?
YES
NO
a.	The securities
are part of an issue
registered under the
Securities Act of 1933
which is being offered
to the
public or are
"municipal securities"
as defined in Section
3(a)(29) of the
Securities Exchange Act
of 1934.


___X___


_______
b.	The securities
were purchased prior to
the end of the first
full business day of
the offering at not
more than the
initial offering price
(or, if a rights
offering, the
securities
were purchased on or
before the fourth day
preceding the
day on which the
offering terminated).



___X___



_______
c.	The underwriting
was a firm commitment
underwriting.
___X___
_______
d.	The commission,
spread or profit was
reasonable and fair
in relation to that
being received by
others for
underwriting similar
securities during the
same period.


___X___


_______
e.	(1)  If
securities are
registered under the
Securities Act of
1933, the issuer of the
securities and its
predecessor have
been in continuous
operation for not less
than three years.


___X___


_______
(2)  If securities are
municipal securities,
the issue of
securities has received
an investment grade
rating from a
nationally recognized
statistical rating
organization or, if
the issuer or entity
supplying the revenues
from which the
issue is to be paid
shall have been in
continuous operation
for less than three
years (including any
predecessor), the
issue has received one
of the three highest
ratings from at
least one such rating
organization.






_______






_______
f.	The amount of
such securities
purchased by all of the
investment companies
advised by Mitchell
Hutchins did
not exceed 4% of the
principal amount of the
offering or
$500,000 in principal
amount, whichever is
greater,
provided that in no
event did such amount
exceed 10% of
the principal amount of
the offering.




___X___




_______
g.	The purchase
price was less than 3%
of the Fund's total
assets.
___X___
_______
h.	No Affiliated
Underwriter was a
direct or indirect
participant in or
beneficiary of the sale
or, with respect to
municipal securities,
no purchases were
designated as
group sales or
otherwise allocated to
the account of any
Affiliated Underwriter.



___X____



_______

Approved:      Mark
Tincher		Date:
11/1/99